Exhibit 23

INDEPENDENT AUDITORS’ CONSENT

Board of Directors

Investment Technology Group, Inc. and subsidiaries:

We consent to incorporation by reference in the registration statements (No. 333-78309, No. 333-42725, No. 333-50804 and No. 333-26309) on Form S-8 of Investment Technology Group, Inc. of our report dated February 16, 2004, except for Note 20, which is as of February 27, 2004, relating to the consolidated statements of financial condition of Investment Technology Group, Inc. and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of income, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2003, which report appears in the December 31, 2003 annual report on Form 10-K of Investment Technology Group, Inc.

Our report refers to the Company's adoption of changes in accounting for stock-based compensation awards.

/s/ KPMG LLP
New York, New York
March 12, 2004